Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 5 to Form S-1 of our report dated March 15, 2022, except for Notes 1, 3, 4 and 8 which are dated July 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hainan Manaslu Acquisition Corp. as of December 31, 2021 and for the period from September 10, 2021 (date of inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 29, 2022